THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, (B) THE TRANSFER IS MADE IN ACCORANCE WITH RULE 144 UNDER SUCH ACT, (C) THE BORROWER RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THE NOTE (CONCURRED IN BY LEGAL COUNSEL FOR THE BORROWER) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (D) THE BORROWER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $300,000 Spokane, Washington
Interest Rate: 10% June 14, 2004

FOR VALUE RECEIVED, the undersigned, AURA SYSTEMS, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of KOYAH VENTURES LLC, a Delaware limited liability company ("Lender"), at such places and times and under the terms and conditions set forth below, the lesser of (i) the maximum principal amount of this Convertible Promissory Note (this "Note") set forth above and (ii) the aggregate principal amount advanced by Lender at its option from time to time under this Note, together with interest thereon and any other amounts set forth herein.

    Principal Payments. The entire principal balance of this Note shall be due and payable on June 15, 2004 (the "Maturity Date").

    Interest Rate and Payment. The outstanding principal balance of this Note shall accrue interest at the rate of ten percent (10%) per annum. Accrued interest under this Note shall be due and payable on the Maturity Date.

    Payment Terms. This Note may be prepaid in whole, but not in part, at any time upon ten (10) business days prior written notice. In order to protect the economic benefit to Lender represented by the conversion provisions set forth in Section 9 of this Note, upon any payment of this Note, whether before, at, or after the Maturity Date, Borrower shall pay Lender a fee equal to fifteen percent (15%) of the outstanding principal balance of this Note. Such fee is intended as compensation to Lender for the loss of its conversion rights in any event where either (i) there is no debt or equity financing completed for Lender to convert into under Section 9 of this Note for any reason whatsoever or (ii) there is a debt or equity financing completed which Lender does not convert into, in whole or in part, under Section 9 of this Note for any reason whatsoever. Such fee (x) has been set at a lower rate than the conversion discount set forth in Section 9 of this Note and (y) unlike such conversion discount, only applies to the outstanding principal balance of this Note but not additional amounts for any accrued interest, fees or other amounts payable under this Note, in recognition of the lower economic risk to Lender posed by payment as compared to conversion. The parties acknowledge and agree that the economic loss to be suffered by Lender upon the loss of its conversion rights is difficult to determine and that the parties have set such fee as a reasonable estimate of the amount that they believe reasonably estimates such loss.

    Collection Costs Borne by Borrower. Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Lender in enforcing the terms of this Note or in collecting this Note, including without limitation in any out-of-court workout, any court action, any appeal or any bankruptcy proceeding.

    Late Charge. If any payment of principal or interest under this Note shall not be made within five (5) days after the due date, this Note shall bear interest (after as well as before judgment) at a rate of five percent (5%) per annum above the rate of interest which would otherwise have been payable under this Note or the maximum rate of interest permitted to be charged by applicable law, whichever is less.

    Governing Law. Consistent with the governing law and venue provisions of the Intercreditor Agreement (as defined below), this Note shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

    Intended Beneficiaries. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

    Severability. If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

    Conversion of Note. In the event Borrower completes any debt or equity financing(s) after the date hereof in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000), then at the option of Lender, the outstanding principal balance of this Note and all accrued interest, fees (other than the fee set forth in Section 3 of this Note) or other amounts payable under this Note, at any time prior to acceptance by Lender of payment thereof instead of conversion as provided below, may be converted, in whole or in part, into the debt or equity securities or instruments issued in any such financing(s) on the best terms offered to any lender or investor in such financing(s), but with a twenty percent (20%) discount in price from such best terms. In the event Borrower completes more than one debt or equity financing after the date hereof which, individually or in the aggregate, are of at least such amount, then such right of conversion shall apply to each such financing.

    Borrower shall give Lender ten (10) business days prior written notice of each such financing, including the terms and conditions thereof. Upon any tender of payment of this Note by Borrower, Lender shall have five (5) business days thereafter to elect either acceptance of such payment instead of conversion or exercise of its conversion right, in whole or in part. In the event Lender fails to make such election within by such date, Lender shall be deemed to have elected acceptance of payment instead of conversion, provided that the payment tendered is the full amount owing under this Note (including without limitation the fee set forth in Section 3 of this Note). If Lender does so elect conversion of this Note, in whole or in part, Lender shall refund to Borrower the fee set forth in Section 3 of this Note which was included in such tendered payment. Any exercise of such conversion right shall be at the option of Lender, in its sole discretion. Lender may exercise such conversion right by providing written notice of exercise to Borrower, together with delivery of this Note to the Company for surrender. In the event of any stock splits, stock dividends, recapitalizations or similar events after the date of such financing but prior to the date of conversion, then the number and kind of debt or equity securities issuable upon conversion shall be appropriately adjusted. Such conversion shall be effective immediately upon giving such notice and as of such date Lender shall be treated for all purposes as the holder of the debt or equity securities or instruments issuable upon conversion.

    As soon as practicable after such conversion, Borrower, at its expense, shall cause to be issued in the name of and delivered to Lender the debt or equity securities or instruments to which Lender shall be entitled upon such conversion. Upon a partial conversion of this Note, this Note shall be surrendered by Lender and replaced with a new Note of like tenor for the remaining balance of the Note surrendered. The new Note shall be delivered to Lender as soon as practicable after such partial conversion. No fractional shares of stock shall be issued upon such conversion. If upon such conversion a fractional share results, the number of shares to be issued upon conversion shall be rounded upwards or downwards to the nearest whole number.

    Representations of Lender. By acceptance of this Note, Lender represents to Borrower that Lender is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that this Note and any securities issuable upon any conversion thereof are being acquired for Lender's own account and for the purpose of investment and not with a view to, or for sale in connection with, the distribution of the same, nor with any present intention of distributing or selling the same.

    No Shareholder Rights. This Note shall not entitle Lender to any voting rights or any other rights as a shareholder of Borrower until any conversion of this Note.

    Security. This Note shall be secured by a junior security interest in tangible and intangible personal property of Borrower pursuant to a Security Agreement being executed by Borrower (the "Security Agreement") and a Stock Pledge Agreement being executed by the Borrower.

    Defaults. Each of the following shall constitute a default under this Note (a "Default"):

      Failure by Borrower to make any payment due under this Note; any representation or warranty by Borrower under this Note or any other agreement with Lender shall be false or inaccurate in any material respect when made; or failure by Borrower to comply with the provisions of any other covenant, obligation or term of this Note or any other agreement with the Lender;

      Failure by Borrower to pay when due any other indebtedness or obligations in excess of fifty thousand dollars ($50,000) which shall continue after the applicable grace period, if any, specified in the agreement relating to such indebtedness or obligation; failure by Borrower to comply with the provisions of any other covenant, obligation or term of any agreement relating to such indebtedness or obligation which shall continue after the applicable grace period, if any, specified in such agreement if the effect of such failure is to accelerate, or permit the acceleration of, the due date of such indebtedness or obligation; or any such indebtedness or obligation shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity date thereof; provided, however, that the existing defaults listed in the Schedule of Exceptions attached hereto shall not constitute a Default so long as any creditor involved in such defaults takes no further actions and exercises no further remedies to collect on the obligations involved and the Company otherwise remains in compliance with all other provisions of this Note and all other agreements with Lender;

      Borrower makes a general assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions to any court for a receiver or trustee for Borrower or any substantial part of its property, commences any proceeding relating to the arrangement, readjustment, reorganization or liquidation under any bankruptcy or similar laws; there is commenced against Borrower any such proceedings which remain undismissed for a period of sixty (60) days; or Borrower by any act indicates its consent or acquiescence in any such proceeding or the appointment of any such trustee or receiver; or

    (d) Lender shall fail to have a valid perfected security interest in any of the collateral covered by the Security Agreement, a valid security interest in the any of the collateral covered by the Stock Pledge Agreement or a perfected security interest in any of the collateral covered by the Stock Pledge Agreement after delivery thereof to Lender or its agent or designee.

    Acceleration; No Exclusive Remedy. Upon any Default set forth in Section 13(c) above, all principal, interest and other amounts owing hereunder automatically shall become immediately due and payable. Upon any other Default, Lender may declare, by written notice to Borrower, that all principal, accrued interest and other amounts owing hereunder shall be immediately due and payable to Lender. Notwithstanding anything to the contrary herein, Lender shall be entitled to any and all remedies available to it in the event of a Default hereunder and Lender's pursuance of any particular remedy shall not preclude Lender from seeking any other remedies available to it at law or in equity.

    Notices. Any notice under this Note shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

    Aura Systems, Inc.
    2335 Alaska Avenue
    El Segundo, CA 90245
    Attn: Neal Meehan
    Fax: 310-643-8719

    Koyah Ventures LLC

    c/o ICM Asset Management, Inc.

    601 W. Main Avenue, Suite 600

    Spokane, WA 99201

    Attn: Robert Law

    Fax: 509-444-4500

    Intercreditor Agreement. The terms and conditions of this Note shall also be governed by and subject to the terms and conditions of an Intercreditor Agreement dated as of January 19, 2004 among Borrower, Koyah Leverage Partners, L.P., Koyah Partners, L.P., Prudent Bear Fund, Inc., and Edgar Appleby, to which Lender and Raven Partners, L.P. are being added as additional parties pursuant to a Joinder Agreement dated as of the date hereof (collectively, the "Intercreditor Agreement").

    Miscellaneous.

      No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note.

      Borrower hereby waives presentation for payment, demand, notice of demand and of dishonor and non-payment of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party. The pleading of any statute of limitations as a defense to any demand against the Borrower, any endorsers, guarantors and sureties of this Note is expressly waived by each and all of such parties to the extent permitted by law. Time is of the essence under this Note.

      Any payment hereunder shall first be applied to any enforcement or collections costs, then against accrued interest or late charges hereunder and then against the outstanding principal balance hereof.

      All payments under this Note shall be made without set-off, deduction or counterclaim.

(e) Borrower and Lender intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is Borrower's and Lender's express intention that Borrower not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this section shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

(f) This Note may be transferred or assigned by Lender in whole or in part if, on Borrower's reasonable request, Lender provides an opinion of counsel reasonably satisfactory to Borrower that such transfer does not require registration under the Securities Act of 1933, as amended, and applicable state securities law, except that this Note may be transferred by a Lender which is a partnership or limited liability company to a partner, former partner, member, former member or other affiliate of such partner or limited liability company, as the case may be, if (i) the transferee agrees in writing to be subject to the terms of this Note and (ii) Lender delivers notice of such transfer to Borrower. Any rights and obligations of Borrower and Lender under this Note shall be binding upon and inure to the benefit of their respective permitted successors, assigns, heirs, administrators and transferees.

(g) If at any time the number of authorized but unissued shares of Borrower shall not be sufficient to effect the conversion of this Note, Borrower will take all such corporate action as may be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purpose. The parties acknowledge that Borrower currently does not have any authorized but unissued shares of its common stock available for issuance and Borrower hereby agrees to use its best efforts to take action to call a shareholder meeting and increase its authorized but unissued common stock as soon as practicable.

(h) Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Borrower and Lender in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

(i) All shares issued upon conversion of this Note shall be validly issued, fully paid and non-assessable, and Borrower shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. Borrower shall not be required to pay any transfer tax or other similar charge imposed in connection with any transfer involved in the issuance of any certificate for shares in any name other than that of Lender.

(j) Borrower will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Lender under this Note against impairment. Without limiting the generality of the foregoing, Borrower (i) will not increase the par value of any shares issuable upon conversion of this Note above the amount payable therefore upon such exercise, and (ii) will take all such action as may be necessary or appropriate in order that Borrower may validly and legally issue fully paid and non-assessable shares upon conversion of this Note.

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate name by its duly authorized officer and dated the day and year first above written.

AURA SYSTEMS, INC.

By:

Name:

Title:

I:\Spodocs\28601\00016\agree\00185761.DOC

SCHEDULE OF EXCEPTIONS

1. Shareholder litigation (Barovich/Chiau et al) judgment settlement for approximately $789,000 is in default. In April 2003, this creditor served Writs of Execution against the Company's bank accounts but has taken no further action.

2. Convertible notes payable, issued in August October 2002 for a total principal amount of $625,000 are in default.

3. The $1,000,000 Note Payable to purchasers in a sale/leaseback transaction, dated December 1, 2002, became due and payable on May 30, 2004.